Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

XcelMobility, Inc.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of our report dated April 11, 2016, relating to the consolidated financial statements of XcelMobility, Inc. and Subsidiaries (the “Company”) as of December 31, 2015 and 2014 and for each of the years then ended, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on April 14, 2016 (the “Form 10-K”).

/s/ AWC (CPA) Limited

AWC (CPA) Limited

Hong Kong, China

Dated: April 19, 2016